Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-153582 on Form S-8 of our reports dated July 15, 2010, relating to the consolidated financial statements and financial statement schedule of WSP Holdings Limited and its subsidiaries (collectively, the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about the Company's ability to continue as a going concern and an explanatory paragraph relating to the retrospective application of the authoritative pronouncement issued by Financial Accounting Standards Board regarding non-controlling interests) and the effectiveness of the Company's internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 20-F of WSP Holdings Limited for the year ended December 31, 2009.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Beijing, the People's Republic of China

July 15, 2010